Term sheet No. 1160B
To underlying supplement No. 1 dated September 29, 2009,
product supplement B dated March 1, 2011,
prospectus supplement dated September 29, 2009 and
prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated April 7, 2011; Rule 433

Deutsche Bank AG, London Branch
$      Capped Absolute Return Barrier Securities Linked to the S&P 500® Index due on or about April 14*, 2014
General
•
The securities are designed for investors who seek a return at maturity linked to the performance of the S&P 500® Index (the “Index”), as set forth herein.  If the Index Return is zero or positive, investors will be entitled to receive a return equal to 120% of the appreciation of the Index, subject to the Index Return Cap (as defined below) of 36.00%.  If the Index Return is negative, and a Barrier Event has not occurred, meaning that the Index does not close below the Barrier Level (as defined below) on any day during the Observation Period, investors will be entitled to receive a positive return reflecting the absolute value of the Index Return.  However, if the Index Return is negative and a Barrier Event has occurred, investors will be fully exposed to the negative Index Return.  Therefore, if the Index declines by more than 40.00% from its Initial Level on any day during the Observation Period, and the Index Return, on the Final Valuation Date, is negative, investors will lose some or all of their investment.  The securities do not pay coupons or dividends and investors should be willing to lose some or all of their investment.  Any Payment at Maturity on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on or about April 14*, 2014.
•	Denominations of $1,000 (the “Face Amount“) and minimum initial investments of $1,000.
•	The securities are expected to price on or about April 11*, 2011 and are expected to settle on or about April 14*, 2011 (the “Settlement Date“).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Index:	S&P 500® Index
Issue Price:	100.00% of the Face Amount
Barrier Event:	A Barrier Event occurs if, on any day during the Observation Period, the closing level of the Index is less than the Barrier Level.
Barrier Level:	60.00% of the Initial Index Level
Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date
Participation Rate:	120.00% upside participation
Index Return Cap:	36.00%
Maximum Return:	43.20% (equal to the Participation Rate multiplied by the Index Return Cap)
Payment at Maturity:	At maturity, you will be entitled to receive a cash payment based on the performance of the Index, as follows:

If the Final Index Level is greater than or equal to the Initial Index Level, you will receive a cash Payment at Maturity per $1,000 Face Amount of securities that provides you with a return on your investment equal to the Index Return multiplied by the Participation Rate, subject to the Maximum Return, regardless whether or not a Barrier Event has occurred.  Accordingly, your Payment at Maturity per $1,000 Face Amount of securities will be calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Index Return x Participation Rate and (ii) Maximum Return)

If the Final Index Level is less than the Initial Index Level, the payment you will receive at maturity will depend on whether or not a Barrier Event has occurred, as follows:

•
If a Barrier Event has not occurred, you will be entitled to receive a cash Payment at Maturity per $1,000 Face Amount of securities that provides you with a positive return on your investment equal to the Absolute Return.  Accordingly, your Payment at Maturity per $1,000 Face Amount of securities will be calculated as follows:

$1,000 + ($1,000 x Absolute Return)

•	If a Barrier Event has occurred, you will be fully exposed to the negative Index Return, and your Payment at Maturity will be calculated as follows: $1,000 + ($1,000 x Index Return)
Under these circumstances, you will lose some or all of your investment in the securities.
Any Payment at Maturity is subject to the credit of the Issuer.
(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$	$
Total	$	$	$
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000.00 of securities.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

April 7, 2011

(Key Terms continued from previous page)
Index Return:	Final Index Level – Initial Index Level
Initial Index Level
Absolute Return:	The absolute value of the Index Return
Initial Index Level:	The closing level of the Index on the Trade Date
Final Index Level:	The closing level of the Index on the Final Valuation Date
Trade Date:	April 11*, 2011
Settlement Date:	April 14*, 2011
Final Valuation Date†:	April 9*, 2014
Maturity Date†:	April 14*, 2014
CUSIP:	2515A1 5U 1
ISIN:	US2515A15U19

* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.

† Subject to postponement in the event of a market disruption event as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this term sheet together with the underlying supplement No. 1 dated September 29, 2009, product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

Product supplement B dated March 1, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511052380/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the underlying supplement, product supplement, prospectus supplement, prospectus and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What is the Payment at Maturity of the Securities assuming a range of performance for the Index?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of securities for a hypothetical range of performance for the Index from -100.00% to +100.00% and assumes an Initial Index Level of 1,330.00, a Barrier Level of 798.00 (equal to 60.00% of the hypothetical Initial Index Level), a Participation Rate of 120.00%, an Index Return Cap of 36.00% and a Maximum Return of 43.20%. The actual Initial Index Level and Barrier Level will be determined on the Trade Date. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		A Barrier Event has NOT occurred		A Barrier Event has occurred
Hypothetical Final Index Level	Index Return (%)	Payment at Maturity($)	Return (%)	Payment at Maturity($)	Return (%)
2,660.00	100.00%	$1,432.00	43.20%	$1,432.00	43.20%
2,527.00	90.00%	$1,432.00	43.20%	$1,432.00	43.20%
2,394.00	80.00%	$1,432.00	43.20%	$1,432.00	43.20%
2,261.00	70.00%	$1,432.00	43.20%	$1,432.00	43.20%
2,128.00	60.00%	$1,432.00	43.20%	$1,432.00	43.20%
1,995.00	50.00%	$1,432.00	43.20%	$1,432.00	43.20%
1,862.00	40.00%	$1,432.00	43.20%	$1,432.00	43.20%
1,808.80	36.00%	$1,432.00	43.20%	$1,432.00	43.20%
1,729.00	30.00%	$1,360.00	36.00%	$1,360.00	36.00%
1,596.00	20.00%	$1,240.00	24.00%	$1,240.00	24.00%
1,463.00	10.00%	$1,120.00	12.00%	$1,120.00	12.00%
1,330.00	0.00%	$1,000.00	0.00%	$1,000.00	0.00%
1,197.00	-10.00%	$1,100.00	10.00%	$900.00	-10.00%
1,064.00	-20.00%	$1,200.00	20.00%	$800.00	-20.00%
931.00	-30.00%	$1,300.00	30.00%	$700.00	-30.00%
798.00	-40.00%	$1,400.00	40.00%	$600.00	-40.00%
665.00	-50.00%	N/A	N/A	$500.00	-50.00%
532.00	-60.00%	N/A	N/A	$400.00	-60.00%
399.00	-70.00%	N/A	N/A	$300.00	-70.00%
266.00	-80.00%	N/A	N/A	$200.00	-80.00%
133.00	-90.00%	N/A	N/A	$100.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Index increases by 10% from the Initial Index Level of 1,330.00 to a Final Index Level of 1,463.00. Because the Final Index Level is greater than the Initial Index Level and the Index Return does not exceed the Index Return Cap, regardless whether or not a Barrier Event has occurred, the Payment at Maturity is equal to $1,120.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Index Return x Participation Rate) =
$1,000 + ($1,000 x 10.00% x 120.00%) = $1,120.00

Example 2: The level of the Index increases by 50% from the Initial Index Level of 1,330.00 to a Final Index Level of 1,995.00. Because the Final Index Level is greater than the Initial Index Level and the Index Return exceeds the Index Return Cap, regardless whether or not a Barrier Event has occurred, the Payment at Maturity is equal to $1,432.00 per $1,000 Face Amount of securities, the maximum payment on the securities, calculated as follows:

$1,000 + ($1,000 x Maximum Return) =
$1,000 + ($1,000 x 43.20%) = $1,432.00

Example 3: The Final Index Level is the same as the Initial Index Level of 1,330.00, resulting in an Index Return of 0.00%. Because the Index Return is 0.00%, regardless whether or not a Barrier Event has occurred, the Payment at Maturity is equal to $1,000.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Index Return x Participation Rate) =

$1,000 + ($1,000 x 0.00% x 120.00%) = $1,000.00

Example 4: A Barrier Event has not occurred, and the level of the Index decreases by 20% from the Initial Index Level of 1,330.00 to a Final Index Level of 1,064.00. Because the Final Level is less than the Initial Level and a Barrier Event has not occurred, the investor receives the Absolute Return. The Payment at Maturity is equal to $1,200.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Absolute Return) =

$1,000 + ($1,000 x 20.00%) = $1,200.00

Example 4: A Barrier Event has occurred, and the level of the Index decreases by 20% from the Initial Index Level of 1,330.00 to a Final Index Level of 1,064.00. Because the Final Level is less than the Initial Level and a Barrier Event has occurred, the investor does not receive the Absolute Return, and the investment is fully exposed to the negative Index Return. The Payment at Maturity is equal to $800.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Index Return) =

$1,000 + ($1,000 x -20.00%) = $800.00

Example 5: The level of the Index decreases by 50% from the Initial Index Level of 1,330.00 to a Final Index Level of 665.00. Because the Final Level is 50% less than the Initial Level, and, therefore, a Barrier Event has occurred, the investor does not receive the Absolute Return, and the investment is fully exposed to the negative Index Return.  The Payment at Maturity is equal to $500.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Index Return) =

$1,000 + ($1,000 x -50.00%) = $500.00

Selected Purchase Considerations

•
LIMITED APPRECIATION POTENTIAL — Your ability to participate in the performance of the Index is limited by the Index Return Cap and Barrier Level features of the securities. If the Index Return exceeds the Index Return Cap, you will receive a Payment at Maturity of no more than $1,432.00 per $1,000 Face Amount of securities at maturity, regardless of any further appreciation in the Index, which may be significant.  If the Index Return is negative and a Barrier Event has not occurred, you will be entitled to receive a positive return reflecting the Absolute Return, which is equal to the absolute value of the Index Return. However, because a Barrier Event will occur if the Index closes below the Barrier Level, equal to 60.00% of the Initial Index Level, on any day during the Observation Period (including the Final Valuation Date), the highest possible Absolute Return you could receive is 40.00%, resulting in a maximum Payment at Maturity of $1,400.00 per $1,000 Face Amount of securities if the Index Return is negative. If a Barrier Event has occurred and the Index Return is negative, you will be fully exposed to any negative Index Return, and you will lose some or all of your investment in the securities. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
FULL DOWNSIDE EXPOSURE IF A BARRIER EVENT OCCURS — If a Barrier Event occurs, meaning that the closing level of the Index is less than the Barrier Level on any day during the Observation Period, you will not be entitled to receive the Absolute Return, and you will be fully exposed to any negative Index Return, calculated as of the Final Valuation Date. If a Barrier Event occurs, and the Index Return is negative, you will lose some or all of your investment in the securities.

•
RETURN LINKED TO THE PERFORMANCE OF THE S&P 500® INDEX — The return on the securities, which may be positive or negative, is linked to the performance of the S&P 500® Index. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500 Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

•
TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange, and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided.  Individuals who purchase the securities should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or in any of the component stocks comprising the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity will depend on the performance of the Index and whether or not a Barrier Event has occurred.  If a Barrier Event has occurred, meaning that the Index closes below the Barrier Level on any day during the Observation Period, you will not be entitled to receive the Absolute Return, and your investment will be fully exposed to any negative Index Return, calculated as of the Final Valuation Date. If a Barrier Event occurs, and the Index Return is negative, you will lose some or all of your initial investment.  Payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
YOUR POTENTIAL RETURN ON THE SECURITIES IS LIMITED — Your ability to participate in the performance of the Index is limited by the Index Return Cap and Barrier Level features of the securities. If the Index Return exceeds the Index Return Cap, you will receive a Payment at Maturity of no more than $1,432.00 per $1,000 Face Amount of securities at maturity, regardless of any further appreciation in the Index, which may be significant. If the Index Return is negative and a Barrier Event has not occurred, you will be entitled to receive a positive return reflecting the Absolute Return, which is equal to the absolute value of the Index Return. However, because a Barrier Event will occur if the Index closes below the Barrier Level, equal to 60.00% of the

Initial Index Level, on any day during the Observation Period (including the Final Valuation Date), the highest possible Absolute Return you could receive is 40.00%, resulting in a maximum Payment at Maturity of $1,400.00 per $1,000 Face Amount of securities if the Index Return is negative. If a Barrier Event has occurred and the Index Return is negative, you will be fully exposed to any negative Index Return, and you will lose some or all of your investment in the securities.

•
CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

•
ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities may include commissions paid to agents and will include the cost of hedging our obligations under the securities through one or more of our affiliates. Therefore, the market value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the Issue Price. The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•
NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks comprising the Index would have.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

•
WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE FUND TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

•
OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  The calculation agent will determine, among other things, whether a Barrier Event has occurred, the Final Index Level, the Index Return, and the amount that Deutsche Bank AG will pay you at maturity.  The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether a component stock underlying the Index has been discontinued and whether there has been a material change in the method of calculation of the Index.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The determination of a market disruption event or a Barrier Event by the calculation agent could adversely affect the amount of payment you receive at maturity.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Index on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	whether a Barrier Event has occurred;

•	the expected volatility of the Index;

•	the time remaining to maturity of the securities;

•	the market price and dividend rate on the component stocks underlying the Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index and any changes to the component stocks underlying it;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
PAST PERFORMANCE OF THE INDEX IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Index over the life of the securities and the amount payable at maturity may bear little relation to the historical levels of the Index, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Index.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from April 5, 2006 through April 5, 2011. The Index closing level on April 5, 2011 was 1,332.63. We obtained the Index closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any day during the Observation Period, including on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities of up to 0.75% or $7.50 per $1,000 Face Amount of securities. DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Face Amount of securities and may additionally pay fees of up to 0.25% or $2.50 per $1,000 Face Amount of securities to certain other broker-dealers. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.